OMNIBUS ACCOUNT SERVICES AGREEMENT

This Agreement is made as of April 16, 2002 by and among Dreyfus Transfer, Inc. ("Transfer Agent"), CitizensSelect Funds (the "Fund" and, together with Transfer Agent, "Fund Parties") and the service organization signing below ("Service Organization").

RECITALS

WHEREAS, Transfer Agent and the Fund have entered into an agreement pursuant to which Transfer Agent serves as the Fund's transfer and dividend disbursing agent; and

WHEREAS, Service Organization desires to provide omnibus account services comprised of, but not limited to, certain recordkeeping and subaccounting services listed on attached Schedule A ("Services") for its customers investing in shares ("Shares") of the series of the Fund (as listed on attached Schedule B) through omnibus accounts in the Fund (each, an "Account"), subject to the terms and conditions of this Agreement; and

WHEREAS, Fund Parties desire to engage Service Organization to provide Services.

NOW, THEREFORE, in consideration of the mutual premises set forth herein and intending to be legally bound hereby, the parties agree as follows:

1.                  Performance of Services; Compensation.  In consideration for the provision of Services, Service Organization will be entitled to receive compensation at the annual rate set forth in Schedule B, payable monthly in arrears based on the average daily net asset value of Shares held in the Accounts during the relevant period (computed in the manner specified in the Fund's charter documents and the Fund's then-current prospectus and statement of additional information, as amended or supplemented from time to time (collectively, the "Prospectus")).  The parties agree that this compensation is solely for omnibus account recordkeeping and subaccounting services and does not constitute payment in any manner for investment advisory, distribution, trustee or custodial services.  Service Organization's acceptance of any fees for Services shall constitute Service Organization's representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that its receipt of such fees is lawful.

2.                  The Accounts.  The Accounts shall remain open on the Fund's books regardless of a lack of activity or small position size except to the extent Service Organization takes specific action to close an Account or to the extent the Prospectus reserves rights with respect to accounts which are inactive or have a small position size.

3.                  Operational Procedures.  Orders for the purchase or redemption of Shares shall be processed in accordance with the Operating Procedures listed on attached Schedule C.  Fund Parties will inform Service Organization of any states or other jurisdictions in the U.S. where the Shares are not qualified for sale.

4.                  Relationship of Parties.  The Fund hereby appoints Service Organization as its agent for the limited purpose of accepting purchase and redemption orders for Shares from its customers purchasing Shares through the Accounts.  Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between any parties or establish any

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party as an agent, partner or employee of the other.

5.                  Communications.

(a)                Service Organization and its agents shall not make representations concerning the Fund except those contained in the Prospectus, or in current advertising materials or sales literature furnished or approved in writing in advance by Fund Parties or the Fund's principal underwriter.  Any supplemental sales literature, if distributed, must be preceded or accompanied by the Fund prospectus.

(b)               Service Organization and Fund Parties will each provide the other with such information or documentation necessary for the other party to fulfill its obligations hereunder and such other information or documentation as each party may reasonably request, and each party is entitled to rely on any written records or instructions provided to it by the other party.

6.                  Indemnification; Adjustments.

(a)                Fund Parties shall release, indemnify and hold harmless Service Organization and each of its affiliates, directors, trustees, members, officers, employees and agents from and against any and all losses, claims, damages, demands, actions, liabilities, costs and expenses (including reasonable attorneys' fees) ("Losses") arising out of or attributable to (1) any material misstatements in or omissions of material fact from any Prospectus, proxy or information statement or shareholder report of the Fund or any advertising material or sales literature supplied by Fund Parties or the Fund's principal underwriter; or (2) any material breach by a Fund Party of any representation, warranty or covenant made by it in this Agreement.

(b)               Service Organization shall release, indemnify and hold harmless Fund Parties and their affiliates, directors, trustees, officers, employees and agents from and against any and all Losses arising out of or attributable to (1) Service Organization's bad faith, negligence or willful misconduct in the performance of its duties and obligations under this Agreement; (2) any material breach by Service Organization of any representation, warranty or covenant made by it in this Agreement; or (3) any sales of Shares in the Accounts in respect of customers outside of the U.S. or in any state or other jurisdiction of the U.S. where Fund Parties have indicated that the Shares were not properly qualified for sale.

(c)                These indemnity agreements are in addition to any other liability which the parties may otherwise have.  In no event shall either party be liable for indirect, special, consequential or incidental damages, even if advised of the possibility of such damages in advance and regardless of the form of the action.

7.                  Representations, Warranties and Covenants.  The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement.

(a)                Each party hereby represents warrants and covenants, as applicable, to the other that:

(1)               it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and this Agreement constitutes its legal, valid and

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binding obligation, enforceable against it in accordance with its terms;

(2)               no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

(3)               the execution, performance and delivery of this Agreement by it will not violate any of its contractual obligations or any applicable laws, rules and regulations and will comply with all laws, rules and regulations of governmental and regulatory authorities applicable to it by virtue of entering into and performing this Agreement.

(b)               Transfer Agent hereby represents to Service Organization that it is duly registered as a transfer agent pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(c)                The Fund hereby represents to Service Organization that it is registered as an investment company under the Investment Company Act of 1940, as amended, and the Shares are registered under the Securities Act of 1933, as amended.

(d)               Service Organization hereby represents, warrants and covenants, as applicable, to Fund Parties, that:

(1)               it is registered as a transfer agent or broker-dealer pursuant to the Exchange Act, or is not required to be so registered in order to perform Services;

(2)               it is a member of the National Association of Securities Dealers, Inc. (the "NASD") or is not required to be an NASD member and, if applicable, will comply with the NASD's Conduct Rules, including any requirements as to suitability of Shares for customers;

(3)               it will not be a "fiduciary" with respect to the decision to invest the assets of any plan (as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")), or with respect to the decision to select a Fund as an investment option with respect to such plan;

(4)               its receipt of compensation and the provision of Services under this Agreement will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(5)               it has full authority to act on behalf of its customers in the manner contemplated by this Agreement, and each time it so acts it shall be deemed to have restated this representation and warranty; and

(6)               it will maintain insurance issued by a qualified insurance carrier appropriate in light of its duties under this Agreement.

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8.                  Termination.

(a)                Any party may terminate this Agreement with respect to any or all Fund series on ninety (90) days' written notice to the other parties.

(b)               Notwithstanding the foregoing, this Agreement may be terminated by any party (1) at any time on thirty (30) days' written notice in the event of a material breach of this Agreement by another party that is not cured during such 30-day period; and (2) at any time on written notice (A) upon another party's inability to perform its obligations pursuant to this Agreement; (B) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by the NASD, the Securities and Exchange Commission or any other regulatory body; (C) as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization; or (D) upon assignment of this Agreement in contravention of the terms hereof.

9.                  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

10.              Assignment and Delegation.  Neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by either party without the prior written consent of the other.

11.              Complete Agreement; Amendment and Waiver.

(a)                This Agreement and the Schedules hereto (which are incorporated by reference) contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

(b)               No modification or waiver of any provision of this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, Service Organization's placement of an order for Shares subsequent to its receipt of written notice of an amendment to this Agreement by a Fund Party shall constitute its agreement to the amendment.

12.              Non-Exclusivity; Operations of the Fund.

(a)                The parties acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that the parties are free to enter into similar agreements and arrangements with other entities.

(b)               In no way shall the provisions of this Agreement limit the authority of Fund Parties or their affiliates to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares.

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13.              Client Information.

(a)                Each party agrees that it will comply with all applicable laws and regulations relating to consumer privacy ("Privacy Law") and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, "Client Information") received from the other party other than (1) as required by law, regulation or rule; (2) as permitted in writing by the disclosing party; or (3) as necessary to perform this Agreement or to service Service Organization's customers, in each case in compliance with the reuse and redisclosure provisions of Privacy Law.  Each party shall use its best efforts to (A) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (B) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Client Information.

(b)        Each party will comply with applicable money laundering and currency transaction reporting laws, regulations and government guidance, including suspicious activity reporting and recordkeeping requirements and with any "money laundering" guidelines as may be provided by Fund Parties or agreed between the parties.

14.              Notices. All notices hereunder shall be in writing (and shall be deemed to have been duly given three business days after such notice is sent) by delivery in person, registered or certified mail, overnight commercial courier or confirmed facsimile as follows:

If to Fund Party:
Dreyfus Transfer, Inc. CitizensSelect Funds [200 Park Avenue New York, New York 10166 Attention: _______________]
If to Service Organization, at the address set forth below.

15.              Fund Assets.  This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.  The obligations of this Agreement shall only be binding upon the assets and property of the Fund or the affected series, as the case may be, and shall not be binding upon any trustee, officer or shareholder of the Fund individually.

16.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

17.              Survival.  The provisions of Sections 6, 9, 13 and 15 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned authorized signatories have executed this Agreement as of the date first above written.

DREYFUS TRANSFER, INC.

By: Name: Title:

CITIZENSSELECT FUNDS By: Name: Title:
SERVICE ORGANIZATION NAME
________________________________ Address
By: Name: Title:

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SCHEDULE A

SERVICES

Service Organization shall:

1.                  establish the Accounts and maintain sub-accounts for each of its customers' purchase of Shares;

2.                  maintain separate records for each of its customers, which records shall reflect Shares purchased and redeemed, including the time, date and price for all transactions, Share balances, and the customer name, address, zip code and tax identification number;

3.                  accept orders from its customers for the purchase and redemption of Shares, transmit such orders to Transfer Agent and arrange for the transmission of funds to and from the Fund;

4.                  transmit to customers confirmations of purchase and redemption orders and shareholder statements;

5.                  maintain all account balance information for customers and daily and monthly purchase activities expressed in Shares and dollar amounts;

6.                  transmit to Fund Parties or their designees such periodic reports as Fund Parties shall reasonably request as necessary to enable the Fund to comply with applicable law;

7.                  respond to its customers' inquiries regarding, among other things, Share prices, account balances, and other applicable Fund information;

8.                  perform any other related services reasonably requested by Fund Parties; and

9.                  maintain all other records as required by law.

A-1

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SCHEDULE B

FEES

Name of Series or Class	Fee
Dreyfus Prime Money Market Fund
Citizens shares	0.10%

As revised: March 1, 2016

B-1

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SCHEDULE C

OPERATING PROCEDURES

General

•                     Orders that Service Organization has received from its customers by the calculation of a Fund net asset value (the "Value Time") as stated in the Prospectus shall be treated by Service Organization and Transfer Agent as though received by Transfer Agent by that Value Time.  Orders that Service Organization has received after a Value Time shall be treated by Service Organization and Transfer Agent as though received by Transfer Agent by the next Value Time.  Each communication of orders by Service Organization shall constitute a representation that such orders are accurate and complete and were received by it by the Value Time for which the order is to be priced.

•                     Fund Parties will furnish notice of the declaration of dividends or distributions payable by it.  This information will include the record and payable dates.

•                     Dividends and distributions will be automatically reinvested at net asset value in accordance with the Prospectus unless otherwise instructed by Service Organization.

For transactions through the NSCC's Fund/SERV service

Service Organization and Transfer Agent each (a) represents that it or its affiliate has entered into a membership agreement with the NSCC and is eligible to participate in the NSCC's Fund/SERV system and (b) agrees to perform all duties assigned to it by the NSCC and to conduct its activities in accordance with the rules, regulations, policies and procedures of the NSCC, as applicable.

For manual transactions

Unless processed using the NSCC's Fund/SERV interfaces in the customary manner as prescribed by the NSCC, operational responsibilities will be executed as follows:

•                     For trades placed on T+1 for investment as of a prior Value Time:

(a)        Trade orders for the Accounts must be communicated to Transfer Agent from Service Organization by the time and in the manner agreed between the parties;

(b)        Service Organization will wire, or arrange for the wire of, the purchase price of each purchase order as Transfer Agent shall direct in writing so that either (1) such funds are received prior to the time agreed between the parties, or (2) Service Organization provides Transfer Agent or its designee a federal funds wire system reference number prior to such time; and

C-1

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(c)        Transfer Agent or its designee shall transmit by wire the proceeds of net redemption orders placed by Service Organization to the appropriate custodial account as agreed between the parties.

•                     Service Organization shall promptly inform Transfer Agent of any discrepancies in confirmation of executed trades.

•                     Transfer Agent will make Account statements available each calendar quarter.

C-2

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